MONITREND MUTUAL FUND
                             SUB-ADVISORY AGREEMENT


             AGREEMENT made this 13th day of December, 1996, by and between PACIFIC INCOME ADVISERS, INC., a Delaware corporation (the "Adviser"), and CAMBORNE ADVISORS, INC., a Nevada corporation, (the "Sub-Adviser").

                                   WITNESSETH:

             WHEREAS, a series of Monitrend Mutual Fund (the "Trust") having separate assets and liabilities exists entitled the "Government Series" or the "Government Fund" (hereinafter the "Government Fund"); and

             WHEREAS, the Adviser is the investment adviser to the Government Fund and desires to retain the Sub-Adviser to perform certain services for it and enter into a sub-advisory agreement (i.e., this Agreement) relating to the Government Fund which shall apply only to the Government Fund; and

             WHEREAS, this Agreement has been, or will be, approved by the shareholders of the Government Fund and by the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons," as defined in the Investment Company Act of 1940 ("1940 Act").

             In consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed by and between the parties as follows:

             1.   In General

             The Sub-Adviser agrees, all as more fully set forth herein, to act as sub-adviser to the Trust with respect to the investment of the assets of the Government Fund and in connection therewith assist the Adviser who shall supervise and arrange the purchase and sale of securities held in the portfolio of the Government Fund and the Government Fund's use of hedging instruments, if any.

             2. Duties and Obligations of the Sub-Adviser with respect to Investment of Assets of the Government Fund

             (a) Subject to the succeeding provisions of this section and subject to the direction and control of the Board of Trustees of the Trust and the Adviser, the Sub-Adviser shall provide regular advice to the Adviser concerning those economic and market factors which influence the Adviser's decisions concerning securities and hedging instruments to be purchased or sold by the Trust with respect to the Government Fund and when.

             (b) The Sub-Adviser shall act in an advisory capacity at all times and shall have no authority to direct the purchase and sale of securities and hedging instruments for the Government Fund.

             (c) The Sub-Adviser shall give the Trust and the Adviser the benefit of its best judgment and effort in rendering services hereunder, but the Sub-Adviser shall not be liable for any loss sustained by reason of the purchase, sale or retention of any security or hedging instrument. Nothing herein contained shall, however, be construed to protect the Sub-Adviser against any liability to the Trust, its security holders or the Adviser by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of obligations and duties under this Agreement. The federal securities laws impose liabilities under certain circumstances on persons who act in good faith. Therefore, nothing herein shall in any way constitute a waiver or limitation of any rights that the Trust may have under applicable state or federal securities laws.

             (d) Nothing in this Agreement shall prevent the Sub-Adviser or any affiliated person (as defined in the 1940 Act) of the Sub-Adviser from acting as investment adviser or manager and/or principal underwriter for any other person, firm or corporation and shall not in any way limit or restrict the Sub-Adviser or any such affiliated person from buying, selling or trading any securities or hedging instruments for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that the Sub-Adviser expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Trust under this Agreement.

             (e) It is agreed that the Sub-Adviser shall have no responsibility or liability for the accuracy or completeness of the Trust's Registration Statement under the 1940 Act or the Securities Act of 1933 except for information supplied by the Sub-Adviser for inclusion therein.

             3.   Allocation of Expenses

             The Sub-Adviser, at its own expense and without reimbursement from the Trust or the Adviser, shall furnish office space, and all office facilities, equipment and executive personnel necessary for the performance of the services required to be performed by it under the Agreement. The Sub-Adviser will also pay all compensation of all Trustees, officers and employees of the Trust who are affiliated persons of the Sub-Adviser. All operating costs and expenses relating to the Government Fund not expressly assumed by the Sub-Adviser under this Agreement shall be paid by the Trust from the assets of the Government Fund, including, but not limited to (i) interest and taxes; (ii) brokerage commissions; (iii) insurance premiums; (iv) compensation and expenses of the Trust's Trustees other than those affiliated with the Trust's investment advisers; (v) legal and audit expenses; (vi) fees and expenses of the Adviser, the Trust's Administrator, custodian, shareholder servicing or transfer agent and accounting services agent; (vii) expenses incident to the issuance of the Government Fund's share, including issuance on the payment of, or reinvestment of, dividends; (viii) fees and expenses incident to the registration under Federal or state securities laws of the Trust or the shares of the Government Fund; (ix) expenses of preparing, printing and mailing reports and notices and proxy material to shareholders of the Trust; (x) all other expenses incidental to holding meetings of the Trust's shareholders; (xi) dues or assessments of or contribution to the Investment Company Institute or any successor; (xii) such non-recurring expenses as may arise, including litigation affecting the Trust and the legal obligations which the Trust may have to indemnify its officers and Trustees with respect thereto; and (xiii) all expenses which the Trust or a series of the Trust agrees to bear in any distribution agreement or in any plan adopted by the Trust and/or a series of the Trust pursuant to Rule 12b-1 under the Act.

             4.   Compensation of the Sub-Adviser

             (a) The Adviser agrees to pay the Sub-Adviser and the Sub-Adviser agrees to accept as full compensation for all services rendered by the Sub-Adviser hereunder, an annual management fee, payable monthly and computed on the value of the net assets of the Government Fund as of the close of business each business day at the following annual rates:

                       Assets                   Fee Rate

                       All asset levels         0.20%

             (b) In the event that the expenses of the Government Fund (including the fees of the Adviser and the Administrator and amortization of organization expenses but excluding interest, taxes, brokerage commissions, extraordinary expenses and sales charges and distribution fees) for any fiscal year exceed the limits set by applicable regulations of state securities commissions or the limits set forth in the Government Fund's current prospectus or statement of additional information, the Sub-Adviser will reimburse the Adviser the amount of such excess. Any such reimbursements are subject to readjustment during the year.

             5.   Duration and Termination

             (a) This Agreement shall go into effect when approved by the holders of a "majority" (as defined in the 1940 Act) of the outstanding voting securities of the Government Fund and shall, unless terminated as hereinafter provided, continue in effect until December 31, 1997 and thereafter from year to year, but only so long as such continuance is specifically approved at least annually by the Trust's Board of Trustees, including the vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party cast in person at a meeting called for the purpose of voting on such approval, or by the vote of the holders of a "majority" (as so defined) of the outstanding voting securities of the Government Fund and by such a vote of the Trustees.

             (b) This Agreement may be terminated by the Sub-Adviser at any time without penalty upon giving the Adviser and the Trust sixty (60) days' written notice (which notice may be waived by the Adviser and the Trust) and may be terminated by the Adviser and the Trust at any time without penalty upon giving the Sub-Adviser sixty (60) days' written notice (which notice may be waived by the Sub-Adviser), provided that such termination by the Trust shall be directed or approved by the vote of a majority of all of its Trustees or approved by the vote of a majority of all of its Trustees in office at the time or by the vote of the holders of a majority (as defined in the 1940 Act) of the voting securities of the Trust at the time outstanding and entitled to vote. This Agreement shall automatically terminate in the event of its assignment (as so defined).

             IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by duly authorized persons all as of the day and year first above written.

                                 PACIFIC INCOME ADVISERS, INC.


                                 By   ____________________________


                                 CAMBORNE ADVISORS, INC.


                                 By   ____________________________